Exhibit 99.1

ConocoPhillips                    600 North Dairy Ashford (77079-1175)
                                  P. O. Box 2197
                                  Houston, TX  77252-2197
                                  Phone 281.293.1000
                                  www.conocophillips.com



                                  NEWS
                                  RELEASE

CONTACTS:
     Kristi DesJarlais (media)  281-293-4595
     Clayton Reasor (investors) 212-207-1996


         ConocoPhillips Announces Pricing and Sets Terms
             On $2 Billion Offering of Senior Notes

     HOUSTON, Oct. 3, 2002 --- ConocoPhillips [NYSE:COP] today announced that it has priced a private offering of $400 million of 3.625 percent notes due 2007, $1 billion of 4.75 percent notes due 2012, and $600 million of 5.90 percent notes due 2032.
     The notes will be senior unsecured obligations of ConocoPhillips and will be fully and unconditionally guaranteed by its wholly owned subsidiaries Conoco Inc. and Phillips Petroleum Company. The net proceeds from this offering will be used to repay Conoco Inc.'s $500 million of floating rate notes due Oct. 15, 2002, and outstanding commercial paper, as well as for general corporate purposes.
     The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from registration requirements.
     This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

                          #     #     #

10/3/02
www.conocophillips.com